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                    AMENDMENT TO ASSET PURCHASE AGREEMENT         [EXHIBIT 2(b)]


     MADE this ______ day of ______________, 1996 by and between the Podiatry Hospital of Pittsburgh, a not for profit hospital organized under the laws of the Commonwealth of Pennsylvania (in Asset Purchase Agreement and herein referred to as "Seller") and Consolidated Health Corporation of Mississippi, Inc., a Mississippi Corporation (in Asset Purchase Agreement and herein referred to as "Purchaser").

     WHEREAS, Seller and Purchaser entered into an Asset Purchase Agreement dated the 28th day of August, 1996 (hereinafter the "Agreement"); and

     WHEREAS, Seller and Purchaser desire to make certain amendments and corrections to said Agreement as herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations and warranties in Agreement and hereinafter contained, and for other good and valuable consider-action, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser to do hereby amend Agreement as follows:

     A. Paragraph 2 Section 2.1(b) shall be amended to read as follows:

        Supplies. At September 4, 1996 inventory costs, cost figured to be provided.


     B. Paragraph 2.1(c) of Agreement shall be amended to read as follows:

        (c) LIABILITIES. Purchaser to assume accrued expenses in the amount of One Hundred Seventy Five Thousand ($175,000.00) Dollars and accrued payroll up to Two Hundred Thousand ($200,000.00) Dollars, which liabilities of the Business are specifically set forth on Schedule 2.1 of the Agreement (the "Assumed Liabilities").



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     C. Paragraph 2.2(a) of Agreement shall be amended to read as follows:

        PAYMENT. (a) The Purchase Price shall be payable at the "Closing" (as that term is defined in Section 5 of this Agreement) by (i) wire transfer of immediately available funds in the amount of One Million Four Thousand ($1,004,000.00) Dollars to the trust account of Rothman Gordon and (ii) wire transfer of funds representing inventory cost of supplies, and (iii) the assumption by Purchaser of the Assumed Liabilities.

     D. Paragraph 2.2(b) of Agreement shall be amended to read as follows:

        INDEMNIFICATION ESCROW. Three Hundred Thousand ($300,000.00) Dollars of the payment referred to in Section 2.2(a)(i) above (the "Escrow") shall be held back and retained in escrow by Purchaser's attorneys, Purcell & Scott, 6035 Memorial Drive, Dublin, Ohio 43017, pursuant to a separate escrow agreement, for the express purpose of providing Purchaser with available funds to pay any liabilities of Seller assessed against Purchaser after the Closing Date, which assessments would entitle Purchaser to indemnification pursuant to Section 10.1 below. The Escrow shall remain in effect for a period of ninety (90) days.

     E. Paragraph 5 of Agreement shall be amended to read as follows:

        Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place in the offices of Seller's attorneys at 10:00 a.m. on December 6, 1996, or as soon thereafter as may be permitted by Required Consents and as Seller may specify by not less than five (5) days notice (the "Closing Notice") to Purchaser. Seller shall give the Closing Notice as soon as practicable following the fulfillment by Seller of the conditions precedent to the Closing contained in Section 6.1 hereof, provided, however, that if the Closing does not occur on or prior to December 30, 1996, notwithstanding the performance by each of the parties hereto of their respective obligations hereunder, then this Agreement shall, at Purchaser's option, be null and void and of no further force or effect. The date on which the Closing takes place is herein referred to as the "Closing Date". The Closing shall be effective as of 12:01 a.m. on the Closing Date.


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     F. Paragraph 7.13 of Agreement shall be amended to read as follows:

        (a) SELLER LEGAL PROCEEDINGS.  There are no:

            (1) suits, actions or administrative, arbitration or other similar proceedings (including, without limitation, proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) pending or, to the best of the knowledge of Seller, threatened, or, to the best of the knowledge of Seller, investigations pending or threatened, by or before, any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which Seller is a Party or by which Seller or any part of the Business may be bound, including, without limitation, the Internal Revenue Service, any state or local tax authority, the U. S. Department of Health and Human Services or any agency or subcontractor thereof, the Health Care Financing Administration, the Pennsylvania Department of Health, or any other agency that regulates the Business or judgments, orders, injunctions, decrees or awards (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) against Seller or any of the Property which is unsatisfied or requires continuing compliance therewith (such suits, actions, etc., and judgments, orders, etc., are hereinafter referred to as "Legal Proceedings") except as set forth on Schedule 7.13; and

        (b) persons holding powers of attorney from Seller.

     G. Paragraph 7.19 of Agreement shall be amended at the first paragraph thereof to read as follows:

        Assets. All of the Assets owned by, or leased to Seller and used or usable in connection with the Business and operations thereof, including, without limitation, those listed on Schedule 1.2C, are in working order, ordinary wear and tear excepted, have been maintained in accordance with good industry practice, are suitable for the purposes for which they are being used and are sufficient in the aggregate for the operation and maintenance of the Business. Except as set forth on
        Schedule 7.19 annexed hereto and made a part hereof, Seller has good and marketable title to the Assets, free and clear of all liens, claims and encumbrances and



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        taxes not due and payable, and will hold good and marketable title to the Assets as of the Closing Date.

     H. Paragraph 7.21 of Agreement shall be amended to read as follows:

        Business Names. There are no other names, either real or fictitious, under which the Business has been operated since July, 1976, except for the name: The Podiatry Hospital of Pittsburgh and Tri-State Foot and Ankle.

     I. The Agreement and this Amendment to Agreement contain the entire Agreement between Seller and Purchaser with respect to the subject matter of Agreement and hereof, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented or discharged, except by performance or by an instrument in writing signed by all of the parties hereto.

     J. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives thereunto duly authorized as of the day and year first above written.


                                             THE PODIATRY HOSPITAL OF PITTSBURGH
Attest:


/s/ Mark L. Unatin                           By: /s/ Donald C. Hutchinson
------------------------------                  --------------------------------
Acting Chairperson                               Acting CEO

                                             CONSOLIDATED HEALTH CORPORATION OF
                                             MISSISSIPPI, INC.
Attest:

/s/ Joseph C. Wasch                          By: /s/ Randolph H. Speer
------------------------------                  --------------------------------
Secretary                                        Randolph H. Speer, President




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